Filed pursuant to Rule 424(b)(3)
Commission file No. 333-143614

PROSPECTUS
MARINE EXPLORATION, INC.
30,030,000 SHARES
COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The Company, Marine Exploration, Inc., will not receive any of the proceeds from the sale of shares by the selling shareholders.

Our common stock is presently traded on the OTC Pink Sheets under the symbol MEXP. On April 30, 2007 the closing bid price of our common stock on the OTC was $1.06 per share.

The Purchase of the Securities offered through this prospectus involves a high degree of risk. SEE SECTION ENTITLED “RISK FACTORS” ON PAGES 7 through 9.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders may sell all or a portion of the shares from time to time. Initially, the price per share at which the shares will be offered is $1.00. Thereafter, upon the establishment of an open, active and efficient market, the price per share at which the shares will be offered will be determined by and at the prevailing market price for the shares. The Company will exercise its discretion solely to determine when an open, active and efficient market has been established. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
_____________________

The date of this prospectus is September 14, 2007.

Table of Contents

Summary
Risk Factors

•	Our business involves a high degree of risk.

•	The research and data we use may not be reliable.

•	Availability of raw materials may be limited.

•	Operations may be affected by natural hazards.

•	We may be unable to establish our rights to any objects we recover.

•	The market for any objects we recover is uncertain.

•	We could experience delays in the disposition or sale of recovered objects.

•	Legal, political, or civil issues could interfere with our recovery operations.

•	Objects we recover could be stolen from us.

•	We face competition from others.

•	We may be unable to get permission to conduct salvage operations.

•	Profitability of our documentaries segment may be adversely affected by a number of factors.

•	Changes in our business strategy or restructuring of our businesses may increase our costs or otherwise affect the profitability of our businesses.

•	We may be unsuccessful in raising the necessary capital to fund operations and capital expenditures.

•	We depend on key employees and face competition in hiring and retaining qualified employees.

•	Our Articles of Incorporation authorize issuance of both Common and Preferred Shares and may cause dilution.

Use of Proceeds
Determination of Offering Price
Dilution
Selling Shareholders
Plan of Distribution
Legal Proceedings
Directors, Executive Officers, Promoters and Control Persons
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Interest of Named Experts and Counsel
Disclosure of Commission Position of Indemnification for Securities Act Liabilities
Organization within Last Five Years
Description of Business
Plan of Operations
Description of Property
Certain Relationships and Related Transactions
Market for Common Equity and Related Shareholder Matters
Executive Compensation
Financial Statements
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Exhibits:
	1.	Constituent Documents of Marine Exploration, Inc., a Colorado corporation.

	2.	Resolution and Share Purchase Agreement between Marine Exploration, Inc. and Marine Exploration International, Inc.

	3.	State of Delaware Certificate of Merger of SYCO, Inc., a Delaware corporation with and into Marine Exploration, Inc., a Colorado corporation.

	4.	Combined Statement of Conversion and Articles of Incorporation for a Profit Corporation incorporating Marine Exploration, Inc., a Colorado corporation.

	5.	Joint Venture Agreement by and between Marine Exploration, Inc. and Hispaniola Ventures, LLC
_____________________

This prospectus is a part of the registration statement that is being filed with the Securities and Exchange Commission. The selling shareholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus by reference, which we describe under the heading “Documents Incorporated by Reference.”

You should rely only on the information contained in this prospectus. We and the selling shareholders have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

In this prospectus, we use the terms “Marine,” “Company,” “Public Company,” “our Company,” “we,” “us,” and “our” to refer to Marine Exploration, Inc. and its subsidiaries or affiliates. To refer to Marine Exploration International, Inc., we use the terms “Marine Exploration International,” “Private Company” or “MEII.”

Summary Information and Risk Factors.

Prospective investors are urged to read this prospectus in its entirety.

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement, and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

Marine Exploration, Inc., (also referred to as “Marine,” and the “Public Company”) is engaged, through that certain Joint Venture Agreement by and between Marine and Hispaniola Ventures, LLC dated March 13, 2007, (the “JV Agreement”), in the archaeologically sensitive exploration and recovery of deep-water shipwrecks in the Caribbean Sea and the South Reef on the Silver Bank North of the Dominican Republic. Our role is to supply financing and capital resources to the joint venture. Hispaniola Ventures, LLC will undertake the actual exploration activities. Hispaniola Ventures, LLC (also referred to as “Hispaniola Ventures” and “Hispaniola”) employs advanced technology that enables it to locate and recover shipwrecks and artifacts.

Our corporate officers are located at 535 16th Street, Suite 820, Denver, CO 80202. Our telephone number is (303) 459-2485. Our Internet website address is www.mexp.biz. You may reach us through the internet at info@mexp.biz. All of our filings with the SEC are available free of charge on http://www.mexp.biz. Any information that is included on or linked to our Internet site is not a part of this prospectus.

We are subject to a number of risks, which you should be aware of before you decide to buy our common stock. These risks are discussed more fully in the “Risk Factors” section of this prospectus beginning on page 7.

Special Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) that are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” or other similar expressions, and the negative of such words, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this prospectus. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include, but are not limited to, those noted in “Risk Factors” below and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as otherwise required by law.

Summary

Our operations are limited to providing funding to, and making approved capital expenditures for, our Joint Venture Partner, Hispaniola Ventures, LLC (“Hispaniola”). It is Hispaniola that will engage in the actual search for, diving to, and recovery of, the cargo and artifacts. Neither we nor Hispaniola have yet begun operations. In the roles just described, and pursuant to our JV Agreement, we intend to pursue recovery of two vessels we call Operation Mystery Galleon and Operation Abrojos which includes, without limitation, an operation to the Serranilla and Bajo Nuevo Banks in the Caribbean Sea in attempts to recover treasure from a Spanish Galleon (Mystery Galleon) and, an operation to the South Reef on the Silver Bank, North of the Dominican Republic to recover treasure from an English Corsair (Abrojos).

Underwater search and recovery is time-consuming and expensive. Aside from having to pay for research and permits, special equipment is often needed to find and map the shipwreck site and recover the cargo and artifacts. The cargo may have little or no value, and other countries or individuals may claim ownership to it, leading to protracted legal actions. We cannot guarantee that we will be successful in finding valuable artifacts and cargo, or if we do, that we will be entitled to keep what we find.

We anticipate that we will need approximately $1,300,000.00 over the next 12 months to implement our business plan. We intend to fund this capital need through loans from existing stockholders or other investors. All of this funding goes directly to our JV Partner, Hispaniola Ventures, LLC. We do not allocate any of the funds for breakdown, nor do we purchase any of the equipment used for this activity. We simply fund the project and receive a twenty-five percent return on our investment, in the event that there are any gross proceeds to distribute from the Joint Venture. Thus we are unable to discern how our funds will be applied by Hispaniola Ventures. However, it is reasonable to presume that portions will be used by it to pay general and administrative expenses, for the purchase of equipment, to obtain licenses and permits and to charter or lease marine equipment and services. Any remaining balance of the funds will be held in reserve and used by it for business purposes.

Typically, fifty percent of the proceeds derived from the recovery must be paid to the government in whose waters the treasure is recovered. The next twenty-five percent will be received by Hispaniola. The remainder will be received by the Company.

We have no commitments for funding from any of sources, there is no obligation on the part of any individual or entity to loan us money and there is no guarantee that we will be able to borrow money or will be successful in selling our securities to raise money. We cannot assure you that our business plan will ever be implemented.

Risk Factors

You should carefully consider the following risks and all other information contained in this prospectus and the documents incorporated by reference before you decide to buy our common stock. We have included a discussion of each material risk that we have identified as of the date of this prospectus. However, additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or operating results could suffer. If this occurs, the trading price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock.

          Our business involves a high degree of risk.

An investment in Marine Exploration, Inc. is extremely speculative and of exceptionally high risk. Although we have access to a substantial amount of research and data which has been compiled regarding various projects, the quality and reliability of such research and data is uncertain. We will act as the funding vehicle only for our joint venture partner, Hispaniola Ventures, LLP. Hispaniola will undertake the actual salvage operations. Even if our joint venture partner is able to plan and obtain permits for our various projects, there is a possibility that the shipwrecks may have already been salvaged or may not be found, or may not have had anything valuable on board at the time of the sinking. Even if objects of value are located and recovered, there is the possibility that the cost of recovery exceeds the value of the objects recovered or, others, including both private parties and governmental entities, will assert conflicting claims and challenge our rights to the recovered objects. Finally, even if Hispaniola Ventures is successful in locating and retrieving objects from a shipwreck and establishing good title to them, there are no assurances as to the value that such objects will bring at their sale, as the market for such objects is uncertain.

          The research and data we use may not be reliable.

The success of a shipwreck project is dependent to a substantial degree upon the research and data we have obtained. By its very nature, research and data regarding shipwrecks is imprecise, incomplete, and unreliable. It is often composed of or affected by numerous assumptions, rumors, legends, historical and scientific inaccuracies, and inaccurate interpretations which have become a part of such research and data over time.

          Availability of raw materials may be limited.

The availability of inventory is primarily dependent on the success of finding raw materials in the form of intrinsically valuable cargoes from shipwrecks. If Hispaniola Ventures is not successful in the exploration and recovery of the shipwrecks, we would not have sufficient inventory to sell.

          Operations may be affected by natural hazards.

Underwater recovery operations are inherently difficult and dangerous and may be delayed or suspended by weather, sea conditions, or other natural hazards. Further, such operations may be undertaken more safely during certain months of the year than others. We cannot guarantee that we, or the entities we are affiliated with, will be able to conduct search and recovery operations only during favorable periods. In addition, even though sea conditions in a particular search location may be somewhat predictable, the possibility exists that unexpected conditions may occur and adversely affect our operations. It is also possible that natural hazards may prevent or significantly delay search and recovery operations or the ability to operate our themed attractions.

          We may be unable to establish our rights to any objects we recover.

Persons and entities other than Marine and entities we are affiliated with (both private and governmental) may claim title to the shipwrecks. Even if we are successful in locating and recovering shipwrecks, we cannot assure we will be able to establish our right to property recovered against governmental entities, prior owners, or other attempted salvagers claiming an interest therein. In such an event, we could spend a great deal of money and receive no revenue for our work.

          The market for any objects we recover is uncertain.

Even if valuable items can be located and recovered in the future, it is difficult to predict the price that might be realized for such items. The value of recovered items will fluctuate with the precious metals market, which has been highly volatile in past years. In addition, the entrance on the market of a large supply of similar items from shipwrecks located and recovered by others could depress the market.

          We could experience delays in the disposition or sale of recovered objects.

The methods and channels that may be used in the disposition or sale of recovered items are uncertain at present and may include several alternatives. Ready access to buyers for any artifacts or other valuable items recovered cannot be assured. Delays in the disposition of such items could adversely affect our cash flow.

          Legal, political, or civil issues could interfere with our recovery operations.

Legal, political, or civil initiatives of countries and/or major maritime governments could restrict access to shipwrecks or interfere with our joint venture partner’s search and recovery operations.

          Objects we recover could be stolen from us.

If our joint venture partner locates a shipwreck and asserts a valid claim to items of value, there is a risk of theft of such items at sea both before and after their recovery, by “pirates” or poachers, and while in transit to a safe destination. Such thefts may not be adequately covered by insurance.

          We face competition from others.

There are a number of competing entities engaged in various aspects of the shipwreck business, and in the future other competitors may emerge. One or more of these competing entities may locate and recover a shipwreck that we intend for our joint venture partner to locate and recover. In addition, these competing entities may be better capitalized and may have greater resources to devote to their pursuit of the shipwreck.

          Our Joint Venture Partner may be unable to get permission to conduct salvage operations.

It is possible our joint venture partner and will not be successful in obtaining title to, or permission to excavate, certain wrecks. In addition, permits that are sought for the projects may never be issued, and if issued, may not be legal or honored by the entities that issue them.

Profitability of our documentaries segment may be adversely affected by a number of factors.

Part of our business plan incorporates theme based presentations for mass consumption. Examples may include, but are not limited to, television and film presentations documenting the joint venture’s activities. As we develop and market documentaries, there are several factors which could negatively affect our profitability including distribution, attendance, and economic activity. While we perform extensive market research on documentaries, demand may not materialize in sufficient numbers to assure profitability. Also, a decline in national and/or regional economic conditions could reduce demand and spending generally. In addition, our documentaries will compete against other forms of entertainment available, and demand may be subject to seasonal variations.

Changes in our business strategy or restructuring of our businesses may increase our costs or otherwise affect the profitability of our businesses.

As changes in our business environment occur we may need to adjust our business strategies to meet these changes or we may otherwise find it necessary to restructure our operations or particular businesses or assets. When these changes or events occur, we may incur costs to change our business strategy and may need to write-down the value of assets. In any of these events, our costs may increase, and we may have significant charges associated with the write-down of assets.

We may be unsuccessful in raising the necessary capital to fund operations and capital expenditures.

Our ability to generate cash flow is dependent upon the success of our ability to recover and monetize high-value shipwrecks. However, we cannot guarantee that the sales of our products and other available cash sources will generate sufficient cash flow to meet our overall cash requirements. If cash flow is not sufficient to meet our business requirements, we will be required to raise additional capital through other financing activities. While we may be successful in raising the necessary funds initially, there can be no assurance we can continue to do so.

We depend on key employees and face competition in hiring and retaining qualified employees.

Our employees are vital to our success. Our key management and other employees can be difficult to replace. We currently do not have employment contracts with key employees. Further, we do not maintain key-person life insurance on any of our employees. We may not be able to retain highly qualified employees in the future which could adversely affect our business.

Our Articles of Incorporation authorize issuance of both Common and Preferred Shares which may cause dilution.

Our Articles of Incorporation authorize the issuance of 500,000,000 Common Shares of one class and 1,000,000 Preferred Shares, no par value, in such classes and preferences as the Board of Directors may, from time to time, determine. There are no current plans to issue any Preferred Shares. In the event of such issuance, and depending on the specific terms and preferences determined by the Board of Directors, such issuance will have the effect of diluting the value of the Common Shares.

Use of Proceeds

We will not receive any proceeds from the sale of the Common Stock offered through this prospectus and all proceeds, if any, will be received by the selling shareholders.

Determination of Offering Price

The selling shareholders will sell our shares initially at the price of $1.00 per share until such time as an open, active and efficient market for the Company's stock has developed. The Company, by and through the exercise of its discretion solely, shall determine when an open, active and efficient market has developed for its common stock. Upon making such a determination, the selling shareholders will thereafter offer their shares at the price quoted on the OTC Pink Sheets from time to time or privately negotiated prices.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders as a result of the registration of the selling security holders’ common shares.

Selling Security Holders

The five selling shareholders named in this prospectus are offering all of the 30,030,000 shares of common stock offered through this prospectus. These shares were acquired from us in strictly private transactions that were exempt from registration under Section 4(2) of the Securities Act of 1933, (15 U.S.C. §77d(2)) (the “Securities Act”) as well as other exemptions that may be applicable. The shares include the following:

The selling shareholders received their shares initially from Marine Exploration International, Inc. (“MEII”). MEII was then a private held company whose shares were owned by the selling shareholders. The aforementioned transfer of Shares were issued to the selling shareholders pursuant to one or more exemptions from the registration provisions of the Securities Act contained in Section 5 (15 U.S.C. §77e) thereof, including exemptions set forth at Section 4(2) involving strictly private transactions.

On May 11, 2007, a Share Purchase Agreement was executed among Marine Exploration, Inc., a publicly traded company (“Marine”), Marine Exploration International, Inc., a Nevada corporation (“MEII”), and the shareholders of MEII (“Shareholders”). Marine determined that MEII presented a business opportunity that it intended to pursue. Marine acquired all of the shares of MEII held by the Shareholders in exchange for 100,100,000 un-issued shares of Marine. Of these 100,100,000 shares, 30 percent, or 30,030,000 (the “Shares”) are being offered for sale by this prospectus.

The aforementioned transfer of Shares were issued to the Shareholders pursuant to one or more exemptions from the registration provisions of the Securities Act of 1933 (the “Act”) set forth at section 5 (15 U.S.C. §77e) thereof, including exemptions set forth at section 4(2) (15 U.S.C. §77d(2)) involving strictly private transactions. Marine does not believe that the transactions in the aggregate rose to the level of a tender offer given the eight factor test set forth in Wellman v Dickson, 475 F. Supp. 783, 823-24 (S.D.N.Y. 1979). The Shareholders are the selling shareholders herein.

We may, from time to time, supplement or amend this prospectus, as required, to provide other information with respect to the selling shareholders. The Shares are being registered to permit the selling shareholders and certain of their respective pledgees, donees, transferees, or other successors in interest to offer the shares from time to time. The selling shareholders may sell all, some, or none of their shares in the offering under this prospectus. We do not know how long the selling shareholders will hold the shares before selling them or how many shares they will sell. We currently have no agreements, arrangements or understandings, and no discussions are ongoing that may reasonably be expected to result in any such agreement, arrangement or understanding, with the selling shareholders regarding the sale of any of the Shares held by them. For more information in this regard, please see “Plan of Distribution.” As of the date of this prospectus, the following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each prior to this offering;

2.	the total number of shares that are to be offered for each;

3.	the total number of shares that will be owned by each upon completion of the offering; and

4.	the percentage owned by each upon completion of the offering.

Name of Selling Shareholder	Shares owned prior to this Offering	Total number of Shares to be offered for Selling Shareholders’ Accounts	Total Shares owned upon completion of this Offering	Percent owned upon completion of this Offering

Hoss Capital, LLC (1)	0	10,000,000	15,000,000	14.5%
Technology Partners, LLC (2)	0	10,000,000	15,000,000	14.5%
Enright Family Trust (3)	0	5,000,000	20,000,000	29.6%
Stevens Family Trust (4)	0	5,000,000	20,000,000	29.6%
Miguel Thomas Gonzalez (5)	0	30,000	70,000.01%

Footnotes:

(1)	Hoss Capital, LLC is owned in equal percentages by Robert L. Stevens and Paul D. Enright.

(2)	Technology Partners, LLC is owned in equal percentages by Robert L. Stevens and Paul D. Enright.

(3)	Paul D. Enright is a beneficial owner of one hundred percent of the Paul D. Enright Family Trust.

(4)	Robert L. Stevens is a beneficial owner of one hundred percent of the Robert L. Stevens Family Trust.

(5)

Shares are beneficially owned by Miguel Thomas Gonzalez through his solely owned company MTG Financial Services, LLC, a Colorado limited liability company, which owns 100,000 shares of the Company’s common stock.

Each of the above shareholders beneficially owns and has sole voting and investment power over all shares or rights to the shares registered in its, his or her name. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 100,168,501 shares of common stock outstanding on the date of this prospectus.

None of the selling shareholders:

1.	has had a material relationship with us other than as a shareholder at any time within the past three years;

2.	has ever been one of our officers or directors; or

3.	is a broker-dealer or affiliate of a broker-dealer.

Plan of Distribution

The selling shareholders may sell some or all of their Shares in one or more transactions, including block transactions.

The selling price per share is at a fixed price of $1.00 until such time as an active, open, active and efficient market develops and thereafter the shares will be sold at the market price. The Company shall determine through the exercise of its discretion solely when an open, active and efficient market has developed. Shares at prevailing market prices shall be at prices as determined on the OTC Pink Sheets. The Shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144. However, any sales of the Shares by the selling shareholders that occurs after the registration statement pertaining to the Shares is deemed effective by the U.S. Securities and Exchange Commission, will be sold pursuant to this prospectus and not pursuant to Rule 144.

We are bearing all costs relating to the registration of the Shares of common stock. These are estimated to be $25,000. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933, and the Securities Exchange Act of 1934, in the offer and sale of the Shares of common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and might, among other things:

1.	not engage in any stabilization activities in connection with our common stock;

2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	contains a description of the broker’s or dealer’s duties to the customer and the rights and remedies available to the customer with respect to a violation of such duties;

•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size, and format as the Commission shall require by rule or regulation;

The broker-dealers also must provide, prior to proceeding with any transaction in a penny stock, the customer:

•	with bid and offer quotations for the penny stock;

•	details of the compensation of the broker-dealer and its sales person in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of and the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, shareholders may have difficulty selling those securities.

Legal Proceedings

We are not currently a party to any legal proceedings. Our address for service of process in Colorado is Miguel Thomas Gonzalez, 535 16th Street, Suite 820, Denver, CO 80202. There are one or more legal actions involving the selling shareholders. The selling shareholders are routinely involved in litigation in the course of their business operations. The Company believes that these lawsuits, if any, arise from matters that are related solely to the selling shareholders’ activities and are immaterial to the Company and its prospects.

Directors, Executive Officers, Promoters and Control Persons

Directors and Officers:

Name of Director	Age	Office

Miguel Thomas Gonzalez	31	Director

Name of Executive Officer	Age	Office

Miguel Thomas Gonzalez	31	President, Secretary, and Treasurer

Biographical Information

Set forth below is a brief description of the background and business experience of our executive officer and directors for the past five years.

Mr. Miguel Thomas Gonzalez has acted as our president and a director since our conversion to a Colorado corporation on May 8, 2007. In 2004, Mr. Gonzalez graduated from the University of Colorado with a Bachelor of Science degree in Molecular Cellular Developmental Biology and Biochemistry. From 2006 to present Mr. Gonzalez has acted as Manager and sole owner of MTG Financial Services, LLC, a Denver Colorado company which provides corporate and directive services and sells side analytics for hedge funds. From 2004 to 2006 Mr. Gonzalez acted as a professor and research associate of Immunology with the Slansky laboratory in the University of Colorado Health Science Center in Denver Colorado. Prior to 2004, he was a student and research laboratory assistant at the University of Colorado Boulder in the areas of Molecular, Cellular, and Developmental Biology and Biochemistry in Boulder, Colorado. Mr. Gonzalez also serves as a Director of Riverside Technologies, Inc.

Mr. Gonzalez does not have any professional training or technical credentials in the marine exploration, development and operation of salvage vessels or in the collection and sales of salvaged artifacts. Mr. Gonzalez intends to devote approximately 25 percent of his business time to our affairs.

Term of Office

Our sole Director is elected for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our sole Officer is appointed by our Board of Directors and will hold office until removed by the Board.

Significant Employees

We have no significant employees other than Mr. Gonzalez, our sole Director and Officer.

Security Ownership of Certain Beneficial Owners and Management

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of the date of this prospectus, and by the Officers and Directors, individually and as a group. The percent of class is based on 100,168,501 shares of common stock issued and outstanding as of May 21, 2007. Except as otherwise indicated all shares are owned directly.

Title of Class	Name and address Of beneficial owner	Amount of beneficial ownership	Percent of class

Common Stock	Miguel Thomas Gonzalez[1] 1311 Cook Street, #406 Denver, CO 80201	100,000	1.0%
Common Stock	Hoss Capital, LLC[2]	25,000,000	24.5%
	535 16th Street, Suite 810
	Denver, CO 80202

Common Stock	Tech Partners, LLC[3]	25,000,000	24.5%
	535 16th Street, Suite 810
	Denver, CO 80202
Common Stock	Robert L. Stevens Family Trust[4]	25,000,000	24.5%
	535 16th Street, Suite 810
	Denver, CO 80202
Common Stock	Paul Enright Family Trust[5]	25,000,000	24.5%
	535 16th Street, Suite 810
	Denver, CO 80202

Total for all Members of Management:		100,000	1.0%
Total for all Certain Beneficial Owners:		100,000,000	98.5%
Total for all Members of Management and Certain Beneficial Owners:		100,100,000	99.5%

1.

Mr. Gonzalez is the sole Officer and Director for the Company and hence the sole member of management whose ownership is reported on this table. His shares are beneficially owned through his solely owned company MTG Financial Services, LLC, a Colorado limited liability company, which owns 100,000 shares of the Company’s common stock.

2.	Hoss Capital, LLC is owned in equal percentages by Robert L. Stevens and Paul D. Enright.

3.	Technology Partners, LLC is owned in equal percentages by Robert L. Stevens and Paul D. Enright.

4.	Robert L. Stevens is a beneficial owner of one hundred percent of the Robert L. Stevens Family Trust.

5.	Paul D. Enright is a beneficial owner of one hundred percent of the Paul D. Enright Family Trust.

Description of Securities

General

Our authorized capital stock consists of 500,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As of May 21, 2007, there were 100,168,501 shares of our common stock issued and outstanding held by 187 shareholders of record. Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of the shareholders. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all the directors. Two persons present, or representing by proxy, and constituting one third of the issued and outstanding shares, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 1,000,000 Preferred Shares, all with no par value, to have such classes and preferences as the Board of Directors may determine from time to time. There are no plans to issue such Preferred Shares and none have been issued as of the date of this prospectus.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our Articles authorize the payment of dividends in amounts and at times as determined by the Board of Directors and as permitted by applicable law.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company. Nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Ronald Chadwick, P.C., Certified Public Accountant, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given the authority of said firm as experts in auditing and accounting.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our Directors and Officers are indemnified as provided by the Colorado Revised Statutes, our Bylaws and Articles of Incorporation. These provisions provide that we shall indemnify a Director or former Director against all expenses incurred by him by reason of him acting in that position. The Directors may also cause us to indemnify an Officer, employee or agent in the same fashion.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our Directors, Officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Organization within Last Five Years

The Company was originally incorporated on June 27, 1996 under the name Jenkon International, Inc., a Delaware corporation, and went public on June 4, 1998, via public offering with its securities registered pursuant to Form SB-2. The Company name was later changed to Multimedia K.I.D. in December 1999.

On August 3, 2006, the Company changed its name again to SYCO, Inc. On May 8, 2007, SYCO, Inc. was converted to a Colorado corporation and in April 2007, the name was changed to Marine Exploration, Inc. The Company then merged with Marine Exploration International, Inc., a Nevada corporation. Pursuant to such merger the Company issued 100,100,000 of its common shares to the selling shareholders with the Company as the surviving entity.

On May 8, 2007, Miguel Thomas Gonzalez was appointed as our Sole Director, President, Secretary and Treasurer. The Company’s common stock is currently traded on the OTC Pink Sheets under the symbol MEXP.

Description of Business

We were originally incorporated on June 27, 1996, under the laws of the state of Delaware. The name was changed to SYCO, Inc. in August, 2006. SYCO, Inc. was converted to a Colorado corporation and the name was changed to Marine Exploration, Inc. on April 24, 2007. The Company then merged with Marine Exploration International, Inc., a Nevada corporation. MEII had five shareholders at the time of the merger. These five persons are the selling shareholders described in this prospectus. Pursuant to such merger the Company issued 100,100,000 of its common shares to the selling shareholders and the Company was the surviving entity. We plan through the JV Agreement with Hispaniola Ventures, LLC, a Florida limited liability company (“Hispaniola” or the “JV Partner”) to engage in the business of providing financing only to our JV Partner. It is Hispaniola that will engage in the business of “treasure hunting”, that is, the discovery and recovery of archeologically and historically significant shipwrecks and artifacts. We expect to produce revenues through the sale of recovered cargo and artifacts, fees from the exhibition of artifacts, and other associated activities, such as the filming and documenting of our activities and the sale and distribution of those films. We believe that the public has an interest in undersea documentaries and reality TV adventures and that our activities will be uniquely suited to such publicity.

The Company was incorporated on June 27, 1996, as Jenkon International, Inc. The Company later acquired Multimedia K.I.D., Inc., in a reverse merger transaction in June 2000. The operations of the operating subsidiary, Multimedia K.I.D. were liquidated by an Israeli court-appointed liquidator in May 2001. The Company was previously in the business of manufacturing and marketing of courseware integrating three dimensional accessories. The Company had no operations from the point of liquidation until its revival on August 3, 2006.

The Company, post-revival, changed its name to SYCO, Inc. and later to Marine Exploration Inc. and re-domiciled to Colorado. On May 5, 2007, the Company acquired Marine Exploration International, Inc., a Nevada corporation. Marine Exploration International, Inc. was incorporated in Nevada on March 13, 2007, by the selling shareholders.

The Search for Shipwrecks

According to the United Nations, there are approximately three million shipwrecks littering the ocean floor. Many of these wrecks include artifacts of archeological or historical significance. As far back as the tenth century, European nations began colonizing, both to the East and the West. By the seventeenth century, Spain, Portugal, England and France were sending vessels to and from South and North America, as well as to Indonesia, Macao, India and Mozambique. These vessels frequently carried gold and silver coins, ingots, gold and silver bars, pottery and jewels as well as jade, mother of pearl, and blue and white porcelain. The journeys to and from these destinations were perilous. For example, the old “Spice Route”, which connected Europe to the East Indies, was one of the most dangerous of all sea routes in the world. The voyage from Portugal to South-West India took at least eight months in favorable conditions, and the round trip could take as long as 20 months to two years to complete.

Many of these ships were caught in bad weather. Some were waylaid by pirates and robbers. For whatever reasons, they never reached their destinations or returned home and their cargoes are now “buried” in the world’s oceans. Detailed manifests, or lists of cargo, were prepared for each ship leaving a port. Archival researchers review these and other historical records for information relating to cargoes on board ships sunk at sea or that never returned. Much of this information can be obtained from archival research organizations, either through license agreements or participation agreements.

Once the general location of a shipwreck is determined, permits must be obtained from the government authority responsible for the location, allowing the search to take place. As part of the permit process, the government authority will often enter into a participation agreement with the searcher. After the permits are issued, the exact location and nature of the ship’s cargo is identified and with some luck extracted.

Plan of Operation

Underwater search and recovery is time-consuming and expensive. Aside from having to pay for research and permits, special equipment is often needed to find and map the shipwreck site and recover the cargo and artifacts. The cargo may have little or no value, or other countries or individuals may claim ownership to it, leading to protracted legal actions. We cannot guarantee that we will be successful in finding valuable artifacts and cargo, or if we do, that we will be entitled to keep what we find.

Our operations are limited to providing funding to, and making approved capital expenditures for, our Joint Venture Partner, Hispaniola Ventures, LLC. It is Hispaniola that will engage in the actual search for, diving to, and recovery of, the cargo and artifacts. Neither we nor Hispaniola have yet begun operations. In the roles just described and pursuant to our JV Agreement, we intend to pursue recovery of two vessels we call Operation Mystery Galleon and Operation Abrojos which includes, without limitation, an operation to the Serranilla and Bajo Nuevo Banks in the Caribbean Sea to recover treasure from a Spanish Galleon (Mystery Galleon) and an operation to the South Reef on the Silver Bank North of the Dominican Republic to recover treasure from an English Corsair (Abrojos).

Hispaniola will attempt to obtain the permits necessary for the salvage operations. Depending on the location, Hispaniola may be required to obtain an underwater survey from a third party to map the shipwreck site. Hispaniola will use divers and a dive support vessel to explore the site and, depending on the condition and depth of the site, it may require the services of a remotely operated vehicle. Hispaniola will look to the Company to fund all of these activities and operations.

We have identified a number of ways to generate future revenues from our business activities if our Joint Venture is successful in the recovery of cargo. To achieve our goals we plan to partner with others having expertise in archeological research, governmental licensing, recovery of artifacts, and extraction technologies which is the basis of the JV Agreement.

“Cargo” and “trade items” or “goods” refer to those items found on a shipwreck that do not have cultural significance. A primary example is gold and silver bullion and coins, which are often found on wrecks and which we believe may readily be sold.

Merchandise sales and sales of promotional materials may come from items such as artifact replicas (some of which may be items of jewelry), trademarked or logo items, videotapes, books and other products developed in connection with our business activities and shipwreck recoveries. Merchandise may be sold through retail outlets, over the Internet, in association with exhibits, and through direct marketing, including catalogues, home shopping and infomercials. We also plan to generate income for the Joint Venture from the exhibition of artifacts and the sale of merchandise.

Revenues from intellectual property rights are anticipated to consist primarily of fees and payments the Joint Venture may receive from the sale and licensing of media rights (television, film, book, video, and photography) associated with our projects.

Because we have had no operations since May 2001, we have earned no revenues since that time. The predecessor to the Company, SYCO, Inc., had no operations during the corresponding period.

We anticipate that we will need approximately $1,300,000.00 over the next 12 months to implement our business plan. We intend to fund this capital need through loans from existing stockholders or other investors. All of this funding goes directly to our JV Partner, Hispaniola Ventures. We do not allocate any of the funds for breakdown, nor do we purchase any of the equipment used for this activity. We simply fund the project and receive a twenty-five percent return on our investment, in the event that there are gross proceeds to distribute from the Joint Venture. Thus we are unable to discern how our funds will be applied by Hispaniola Ventures. However, it is reasonable to presume that portions will be used by it to pay general and administrative expenses, for the purchase of equipment, to obtain licenses and permits and to charter or lease marine equipment and services. Any remaining balance of the funds will be held in reserve and used by it for business purposes.

Typically, fifty percent of the proceeds derived from the recovery must be paid to the government in whose waters the treasure is recovered. The next twenty-five percent will be received by Hispaniola. The remainder will be received by the Company.

We have no commitments for funding from any of these sources, there is no obligation on the part of any individual or entity to loan us money and there is no guarantee that we will be able to borrow money or will be successful in selling our securities to raise money. We cannot assure you that our business plan will ever be implemented.

Government Regulation

To the extent that we engage in shipwreck search and recovery activities in the territorial, contiguous or exclusive economic zones of any country, including the United States, we will be required to comply with applicable regulations and treaties concerning admiralty and shipwrecks. Prior to engaging in any project, we will seek legal advice to ascertain what effect applicable regulations and treaties may have on our plans for Hispaniola to excavate the site and recover cargo or artifacts, and the effects of such laws upon the financial returns of the operation. In addition, the Convention for the Protection of Underwater Cultural Heritage has been adopted by the United Nations Educational, Scientific & Cultural Organization. This Convention could restrict access to historical shipwrecks throughout the world to the extent that it would require compliance with certain guidelines. These guidelines require adherence to strict archaeological practices, and we intend for our Joint Venture to follow these guidelines in all projects to which the guidelines are applicable.

The Convention states that artifacts may not be sold, but it also states that this prohibition may not prevent the provision of archaeological services. The primary countries from which our operator plans on obtaining rights to shipwrecks through regulatory or legal means may have indicated that they will not sign the

Convention. Nevertheless, we believe that the proposed convention, if adopted, could increase regulation of shipwreck recovery operations and may result in higher costs.

Our JV Partner will be subject to environmental laws and regulations in connection with the planned recovery activities. We do not anticipate that the costs to comply with such laws and regulations will have any material effect on our financial position.

Competition

Once Hispaniola Ventures begins operations, it will be competing with companies such as Sea Hunt, Inc., Odyssey Marine Exploration, Inc. and Admiralty Corp. All of these companies have long operating histories and substantially greater resources than we have. Neither we nor our JV Partner, Hispaniola, represents a significant presence in the shipwreck recovery market. We cannot guarantee you that our Joint Venture can compete successfully.

Employees -Office

Other than Mr. Gonzalez, who serves as the Company’s Director, President, Secretary and Treasurer, we do not have any full time or part time employees. Miguel Thomas Gonzalez is paid $2,000.00 per month for management services.

Our offices are provided to us by Technology Partners, LLC at no cost to us. Technology Partners, LLC is not obligated to continue to allow us to use its office space without charge.

Description of Property

Pursuant to the JV Agreement we own the right to one-half of the profits of the salvage operations after paying any sharing arrangements with applicable governments or authorities. We also have rights to one-half of the royalties or profits from licensing and royalties for documentaries, books or films about the salvage operations and any artifacts found. We do not own any real property interests or any other property.

Certain Relationships and Related Transactions

There are no contracts between Hoss Capital, LLC or any of its principals and the Company or between Technology Partners, LLC or any of its principals and the Company. However, Technology Partners, LLC permits the Company to use office space under its lease without charge to the Company. There is no obligation on Technology Partners, LLC’s behalf to continue this arrangement and there is no guarantee that such arrangements will continue into the future.

Our sole Officer and Director, Miguel Thomas Gonzalez, is paid $2,000.00 per month for management services. Mr. Gonzalez receives no other consideration for his efforts. This payment is made by MTG Financial Services, LLC (“MTG”) an entity wholly owned by Mr. Gonzalez. In exchange for MTG’s agreement to continue to make this monthly payment to Mr. Gonzalez, the Company issued 100,000 Shares of its common stock to MTG. There is no written agreement among MTG and the Company and thus, MTG is under no duty to continue to make such payments to Mr. Gonzalez. The Company estimates that Mr. Gonzalez commits approximately 25 percent of his work time to the management of the Company.

Technology Partners, LLC and Hoss Capital, LLC have agreed to finance the Company as required to fulfill the Company’ obligations under the JV Agreement. These loans are demand notes, not memorialized in any separate written agreements. They are recorded on the Company’s books and on the books of the lenders. These loans could conceivably be converted into equity securities which would result in further dilution to those persons who are shareholders at the time of such conversion. These loans have no set interest rate or any other specific repayment terms. Thus, repayment could occur on terms that are detrimental to the Company. Currently, the Company is indebted to Hoss Capital, LLC in the amount of $25,000 and to Technology Partners, LLC in the amount of 34,800 (collectively, the “Indebtedness”). The Company, Hoss Capital, LLC, and Technology Partners, LLC, intend that the Indebtedness will be repaid from profits earned by and through the Joint Venture. The Indebtedness is not memorialized by any written agreement.

Market for Common Equity and Related Stockholder Matters

The information provided below constitutes the market and trading information for last two fiscal years of MEI stock. The source of this information is Alphatrade, Inc. The trading information is based on a very small number of trades because our stock has been highly illiquid during the time periods depicted.

2007:	Low: .05	High $7.50

2006:	Low: .05	High $7.50

2005:	Low: .05	High $10.00

There are 187 shareholders of record as of April 30, 2007. Our Company has never paid a dividend to its common stock holders. The Company has no compensation based equity plans at his time, although its sole officer and director, Miguel Thomas Gonzalez is the owner of 100,000 shares.

Shareholders of Our Common Shares

As of the date of this registration statement, we have 187 registered shareholders.

Rule 144 Shares

One year after their issuance on March 29, 2007, a total of 1,061,060 shares of our common stock are available for resale to the public for each shareholder holding restricted securities, according to the volume and trading limitations of Rule 144 promulgated under the Securities Act of 1933. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the Company’s common stock then outstanding which, in our case, will equal 1,061,060 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the Company’s common stock during the four calendar weeks preceding the filing of the notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner or sale provisions and notice requirements and to the availability of current public information about the Company.

Under Rule 144 (k), a person who is not one of the Company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold all of the 100,100,000 Shares that may be sold pursuant to Rule 144. However, in the event that the Company’s registration statement becomes effective prior to March 29, 2008, we believe that none of the Shares of the selling shareholders will be sold pursuant to the provisions of Rule 144. Rather, they will be sold, if at all, pursuant to this prospectus.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our Articles of Incorporation or By-laws that prevent us from declaring dividends. The Colorado Business and Corporation Act, as amended, however, might prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business; or

2.

our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal period from our inception on March 7, 2007 to May 15, 2007 and the subsequent period to the date of this prospectus.

Annual Compensation

Name (2)	Title	Year	Monthly Salary	Bonus	Other Comp	Restricted Stock Awarded	Options/ SARS (#)	LTP Payouts ($)

Miguel Thomas (1)	Dir, Pres,	2007	$2,000	0	0	0	0	0
Gonzalez	Sec, Treas.

(1)

Mr. Gonzalez receives an annual salary of $24,000 per year which salary is paid by MTG Financial Services, LLC for management services that he provides to it as well as to the Company. MTG Financial Services is the record holder of the Company’s 100,000 shares of common stock, which are beneficially owned by Mr. Gonzalez.

(2)	No other entity or person receives any compensation from the Company or on its behalf.

Stock Option Grants

We have not granted any stock options to the executive officers since our inception.

Consulting Agreements

We do not have any employment or consulting agreement with our directors or officers. We do not pay Mr. Gonzalez any amount for acting as a director of the Company.

Financial Statements

Index to Financial Statements

1.	Report of Independent Registered Public Accounting Firm;

2.	Audited financial statements for the period ending May 15, 2007, including:

	a.	Balance Sheets;

	b.	Statements of Operations;

	c.	Statements of Stockholders’ Equity

	d.	Statements of Cash Flows; and

	e.	Notes to Financial Statements.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

We have had no changes in or disagreements with our accountants.

Until September 5, 2007 all dealers that effect transactions in these securities whether or not participating in this Offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

MARINE EXPLORATION, INC.
(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005, June 30, 2006,
& May 15, 2007

MARINE EXPLORATION, INC.
(A Development Stage Company)
Consolidated Financial Statements

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado 80014
Telephone (303)306-1967
Fax (303)306-1944

          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Marine Exploration, Inc.
Denver, Colorado

I have audited the accompanying consolidated balance sheets of Marine Exploration, Inc. (a development stage company) as of June 30, 2005 and 2006, and May 15, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2005 and 2006, the period from July 1, 2006 through May 15, 2007, and for the period from March 7, 2007 (inception of the development stage) through May 15, 2007. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marine Exploration, Inc. as of June 30, 2005 and 2006, and May 15, 2007, and the results of its operations and its cash flows for the years ended June 30, 2005 and 2006, the period from July 1, 2006 through May 15, 2007, and for the period from March 7, 2007 (inception of the development stage) through May 15, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficit and stockholders’ deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado
            Ronald R. Chadwick, P.C.
June 6, 2007
RONALD R. CHADWICK, P.C.

MARINE EXPLORATION, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	June 30, 2005	June 30, 2006	May 15, 2007

ASSETS

Current assets
Cash	$—	$—	$2,350

Total current assets	—	—	2,350

Total Assets	$—	$—	$2,350

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities
Related party payables	$—	$—	$17,000

Total current liabilties	—	—	17,000

Total Liabilities	—	—	17,000

Stockholders’ Equity
Preferred stock, $.001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, $.001 par value; 500,000,000 shares authorized; 68,501 (2005 & 2006) and 100,168,501 (2007) shares issued and outstanding	69	69	100,169
Additional paid in capital	12,145,378	12,145,477	12,113,463
Accumulated deficit (including $82,121 accum. during the development stage)	(12,145,447)	(12,145,546)	(12,228,282)

Total Stockholders’ Equity	—	—	(14,650)

Total Liabilities and Stockholders’ Equity	$—	$—	$2,350

The accompanying notes are an integral part of the consolidated financial statements.

MARINE EXPLORATION, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30, 2005	Year Ended June 30, 2006	Period From July 1, 2006 To May 15, 2007	Period From March 7, 2007 (Inception of Dev. Stage) To May 15, 2007

Revenues	$—	$—	$—	$—

	—	—	—	—

Operating expenses:
General and administrative	—	99	82,736	82,121

Gain (loss) from operations	—	(99)	(82,736)	(82,121)

Other income (expense):	—	—	—	—

Income (loss) before provision for income taxes	—	(99)	(82,736)	(82,121)

Provision for income tax	—	—	—	—

Net income (loss)	$—	$(99)	$(82,736)	$(82,121)

Net income (loss) per share (Basic and fully diluted)	$—	$(0.00)	$(0.01)

Weighted average number of common shares outstanding	68,501	68,501	9,182,137

The accompanying notes are an integral part of the consolidated financial statements.

MARINE EXPLORATION, INC.
(Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock				Stock- holders’ Equity
		Amount ($.001 Par)	Additional Paid in Capital	Accumulated Deficit
	Shares (1)

Balances at June 30, 2004	68,501	$69	$12,145,378	$(12,145,447)	$—

Income (loss) for the year				—	—

Balances at June 30, 2005	68,501	$69	$12,145,378	$(12,145,447)	$—

Paid in capital			99		99

Income (loss) for the year				(99)	(99)

Balances at June 30, 2006	68,501	$69	$12,145,477	$(12,145,546)	$—

Paid in capital			1,086		1,086

Compensatory stock issuances	100,000	100	900		1,000

Sales of common stock	100,000,000	100,000	(34,000)		66,000

Income (loss) for the period				(82,736)	(82,736)

Balances at May 15, 2007	100,168,501	$100,169	$12,113,463	$(12,228,282)	$(14,650)

(1)       As adjusted for a 1 for 500 reverse stock split in December 2006.

The accompanying notes are an integral part of the consolidated financial statements.

MARINE EXPLORATION, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30, 2005	Year Ended June 30, 2006	Period From July 1, 2006 To May 15, 2007	Period From March 7, 2007 (Inception of Dev. Stage) To May 15, 2007

Cash Flows From Operating Activities:
Net income (loss)	$—	$(99)	$(82,736)	$(82,121)

Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Compensatory stock issuances			1,000	1,000
Related party payables			17,000	17,000

Net cash provided by (used for) operating activities	—	(99)	(64,736)	(64,121)

Cash Flows From Investing Activities:	—	—	—	—

Net cash provided by (used for) investing activities	—	—	—	—

(Continued On Following Page)

The accompanying notes are an integral part of the consolidated financial statements.

MARINE EXPLORATION, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued From Previous Page)

	Year Ended June 30, 2005	Year Ended June 30, 2006	Period From July 1, 2006 To May 15, 2007	Period From March 7, 2007 (Inception of Dev. Stage) To May 15, 2007

Cash Flows From Financing Activities:
Sales of common stock			66,000	66,000
Paid in capital		99	1,086	471

Net cash provided by (used for) financing activities	—	99	67,086	66,471

Net Increase (Decrease) In Cash	—	—	2,350	2,350

Cash At The Beginning Of The Period	—	—	—	—

Cash At The End Of The Period	$—	$—	$2,350	$2,350

Schedule Of Non-Cash Investing And Financing Activities

None

Supplemental Disclosure

Cash paid for interest	$—	$—	$—
Cash paid for income taxes	$—	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

MARINE EXPLORATION, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Marine Exploration, Inc. (the “Company”), was originally incorporated in the State of Delaware on June 27, 1996 under the name Jenkon International, Inc. The Company changed its name in May 2000 to Multimedia KID, Inc., and again in August 2006 to Syco, Inc. In April 2007 the Company reorganized as a Colorado corporation and changed its name to Marine Exploration, Inc.

On May 11, 2007, in an acquisition classified as a transaction between parties under common control, Marine Exploration, Inc. acquired all the outstanding common shares of Marine Exploration International, Inc. (100,100,000 Marine Exploration, Inc. common shares were issued for an equal number of common shares of Marine Exploration International, Inc.), making Marine Exploration International, Inc. a wholly owned subsidiary of Marine Exploration, Inc. Marine Exploration International, Inc. was incorporated in the State of Nevada on March 7, 2007 to engage in marine treasure hunting expeditions. The results of operations of Marine Exploration, Inc. and Marine Exploration International, Inc. have been consolidated from March 7, 2007 forward. The Company commenced its new business of marine treasure hunting in March 2007, but has not yet commenced active operations or generated significant revenues, and is therefore considered a development stage company.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Marine Exploration, Inc. and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal year

The Company employs a fiscal year ending June 30.

MARINE EXPLORATION, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Income tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company’s preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms.

Property and equipment

Property and equipment are recorded at cost and depreciated under the straight line method over each item’s estimated useful life.

Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents and accrued payables, as reported in the accompanying balance sheet, approximates fair value.

Stock based compensation

The Company accounts for employee and non-employee stock awards under SFAS 123(r), whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

MARINE EXPLORATION, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Products and services, geographic areas and major customers

The Company plans to generate revenue from the sale of salvaged marine treasure. Sales are anticipated to be to external customers, either domestic or foreign.

Recent Accounting Pronouncements

In March 2006, the FASB issued SFAS No. 156 “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The Company has adopted the provisions of SFAS No. 156, which are effective in general for an entity’s fiscal year beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.

In December 2006, the FASB issued SFAS No. 157 “Fair Value Measurements”, to improve consistency and comparability in fair value measurements, and to expand related disclosures. The Company has adopted the provisions of SFAS No. 157, which are effective for financial statements for fiscal years beginning after November 15, 2007. The adoption did not have a material effect on the results of operations of the Company.

NOTE 2. RELATED PARTY TRANSACTIONS

The Company at May 15, 2007 had $17,000 due to entities under common control for working capital advances.

NOTE 3. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur. The Company accounts for income taxes pursuant to SFAS 109. The Company’s losses prior to 2005 were incurred primarily by a foreign subsidiary several years prior in an unrelated business. The Company believes these losses to have limited value for U.S. tax purposes. The Company’s accrual of net operating loss carryforwards is from 2005 forward. At May 15, 2007 the Company had net operating loss carryforwards of approximately $83,000 which begin to expire in 2027. The deferred tax asset of $16,500 created by the net operating loss has been offset by a 100% valuation allowance. The change in the valuation allowance in 2007 was $16,500.

MARINE EXPLORATION, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. COMMITMENTS

The Company in March 2007 entered into a joint venture agreement (the “Agreement”) to fund a salvage and treasure recovery operation for certain specific projects. The Agreement calls for the Company to provide working capital of $17,000 per month from the date of the Agreement forward, plus $300,000 in funding 90 days from the initial date of trading of the Company’s stock, plus additional amounts as earned under contract terms.

NOTE 5. GOING CONCERN

The Company has suffered recurring losses from operations and has a working capital deficit and stockholders’ deficit which raise substantial doubt about the Company’s ability to continue as a going concern. The Company may raise additional capital through the sale of its equity securities, through offerings of debt securities, or through borrowings from financial institutions. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.